UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 16, 2007
Critical Therapeutics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-50767 (Commission File Number)	04-3523569 (IRS Employer Identification No.)

60 Westview Street, Lexington, Massachusetts (Address of Principal Executive Offices)	02421 (Zip Code)
Registrant’s telephone number, including area code: (781) 402-5700
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On May 16, 2007, Critical Therapeutics, Inc. (the “Company”) and CyDex, Inc. (“CyDex”) entered into a License and Supply Agreement (the “Agreement”) relating to the Company’s clinical development and planned commercialization of the Company’s injectable formulation of zileuton. Under the Agreement, CyDex granted to the Company a worldwide, exclusive license, under patent rights controlled by CyDex relating to CyDex’s CAPTISOL® drug enablement technology, with zileuton under which the Company can develop, make, use and sell zileuton combined with or formulated using CAPTISOL in an injectable dosage form for ultimate use in humans (the “Licensed Product”). In addition, CyDex granted to the Company a worldwide, non-exclusive license to utilize CyDex’s toxicology and safety and other relevant scientific data, relating to CAPTISOL, to develop, make, use and sell the Licensed Product. Under the Agreement, the Company agreed that the Company and its affiliates and sublicensees will purchase CAPTISOL exclusively from CyDex, and CyDex has agreed to supply 100% of the Company’s and its affiliates’ and sublicensees’ requirements for CAPTISOL up to a specified amount per year during the term of the Agreement.
In consideration for the licenses granted to the Company under the Agreement, the Company paid CyDex an initial license fee of $50,000 and agreed to make aggregate milestone payments of up to $2.9 million upon the achievement of specified development, regulatory and commercialization milestones for the Licensed Product. In addition, the Company agreed to pay royalties to CyDex based on net sales of Licensed Product by the Company and its affiliates and licensees. The Company’s obligation to pay royalties expires, with respect to each country in which Licensed Product is commercialized, upon the later of the expiration of the last relevant patent that claims CAPTISOL in such country or ten years from the first commercial sale of Licensed Product in such country.
The term of the Agreement expires upon the expiration of the Company’s obligation to pay royalties. CyDex has the right to terminate the Agreement upon the occurrence of an uncured breach by the Company. The Company has the right to terminate the Agreement at any time upon 75 days’ prior written notice.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 22, 2007	CRITICAL THERAPEUTICS, INC.
	By:	/s/ Frank E. Thomas
Frank E. Thomas
President and Chief Executive Officer